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                          OREGON TRAIL FINANCIAL CORP.
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               (Name of Registrant as Specified in Its Charter)

                          OREGON TRAIL FINANCIAL CORP
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The following will be submitted to newspapers in Oregon Trail's primary market area:

Dear Shareholders and Community Members,

Let me preface this letter with acknowledging the tragic events in New York City and Washington, D.C. this past week. Our country has suffered a great loss and our thoughts and prayers are with those who have lost family members, friends and co-workers. As a Company, we fully support our government's leadership in its quest for justice.

I am writing to all of you who are concerned with recent developments and unfavorable statements regarding Oregon Trail Financial Corp. (OTFC), the holding company for Pioneer Bank. Many of you have read the paid advertisements and mailings of a new shareholder in OTFC condemning the Company's Board of Directors and management. This shareholder, Joseph Stilwell, has expended a great amount of effort and resources in trying to create an adverse perception of the Company and its Board. We, at the Company, believe his lawsuits against the Company's individual directors are designed to distract and upset employees, customers and shareholders. We think it is improper to use the legal system to introduce frivolous lawsuits, such as the ones brought by Mr. Stilwell against Directors Chuck Rouse and Ed Elms. Therefore, we felt obligated to defend Directors Rouse and Elms against Mr. Stilwell's claims and were vindicated in our actions when each of their cases were dismissed.

Mr. Stilwell may determine to bring further law-suits, or take other actions, against the Company and its directors, however, we will continue to make our case in defense of these actions through the court system.

Mr. Stilwell has questioned an employee condominium which is owned by the Company's subsidiary. The condo was purchased in 1974 for $21,000 and has remained an asset of the Company for 27 years. Employees pay a nominal fee to use it so that the cost to the Company is minimal, yet it is an employee benefit that is truly appreciated by our employees. Directors do not use the condo, are not paid to oversee the condo, but are paid a $125 monthly fee as Board members of Pioneer Development Corporation whose primary assets consist of real estate contracts and securities.

Mr. Stilwell has also taken issue with the Company's share repurchases. The Company's directors and management have had a continuous practice to maximize share repurchases since the mutual to stock conversion in 1997. The amount and timing of the buybacks is determined by market conditions, available cash, regulatory restrictions, and whether or not the buybacks are expected to increase earnings per share. OTFC has repurchased in excess of 26% of the shares it originally issued and has $18,000,000 available for future repurchases and other uses.

The price of OTFC stock has increased at an annualized rate of over 14% per year since going public in 1997, and has increased over 70% since May 2000.
We believe the stock price has increased due to successful execution of strategic initiatives implemented by the Company, increased earnings, as well as strong loan and deposit growth. Loans have increased 109% and deposits have increased 40% from March 1997 to June 2001. Earnings per share were up 78% in the quarter ended June 30, 2001 compared to the same quarter one year ago. Additionally, Pioneer Bank has made tremendous strides in its transition from a traditional thrift to a diversified community bank and now business and consumer loans represent 54% of its loan portfolio, up from 26% in 1997.

Our new management team has successfully developed and executed strategic initiatives which have dramatically increased earnings in a short period of time. We are grateful to our employees for their dedicated efforts in providing excellent customer service and likewise appreciate the loyalty of our customers.

Thank you for your continued support of Oregon Trail Financial Corp.

Sincerely,


/s/Stephen R. Whittemore
Stephen R. Whittemore
Chairman of the Board

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